exhibit 3.1

FifTEENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MAXCYTE, INC.

Douglas A. Doerfler hereby certifies that:

ONE: The original name of the Corporation is Theramed, Inc. and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 31, 1998. On December 31, 2001, Theramed, Inc. changed its name to MaxCyte, Inc. by filing with the Secretary of State of the State of Delaware a First Amended and Restated Certificate of Incorporation.

TWO: He is the duly elected and acting President of MaxCyte, Inc., a Delaware corporation.

THREE: Pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, this Fifteenth Amended and Restated Certificate of Incorporation has been duly adopted by the written consent of the Board of Directors of the Corporation and restates and integrates and further amends the provisions of the Fourteenth Amended and Restated Certificate of Incorporation of the Corporation and all Certificates of Designation of all series of Preferred Stock of the Corporation.

FOUR: Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Fifteenth Amended and Restated Certificate of Incorporation has been duly adopted by the written consent of the stockholders of the Corporation and restates and integrates and further amends the provisions of the Fourteenth Amended and Restated Certificate of Incorporation of the Corporation.

FIVE: The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

Article I

NAME

The name of this corporation is MAXCYTE, INC. (the “Corporation”).

Article II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

Article IV

CAPITAL STOCK

1.             Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is four hundred five million (405,000,000), four hundred million (400,000,000) of which shall be a class designated as common stock, par value $0.01 per share (the “Common Stock”). The remaining five million (5,000,000) shares of capital stock shall be a class designated as preferred stock, par value $0.01 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

The number of authorized shares of the class of Common Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock.

2.             Voting Rights. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, the Common Stock shall be as follows:

(a)           The holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote;

(b)           Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c)           Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

3.             Delisting. Without the prior consent of holders of seventy-five percent (75%) of the voting power of all of the then outstanding shares of capital stock given at a meeting of the stockholders, the Corporation shall not voluntarily cancel the effectiveness of the admission of shares of the Corporation’s Common Stock to trading on AIM, a securities trading market operated by the London Stock Exchange in the United Kingdom (“AIM”) (the “Admission”) or willfully cause the Common Stock of the Corporation to no longer be traded on AIM.

4.             Depositary Interests. The Board of Directors shall, subject always to any applicable laws and regulations, the facilities and requirements of any relevant system concerned and the bylaws of the Corporation, have power to implement and/or approve any arrangements it may, in its sole and absolute discretion, think fit in relation to (without limitation) the evidencing of title to and transfer of interest in shares in the capital of the Corporation in the form of depositary interests or similar interests, instruments or securities and, to the extent such arrangements are so implemented, no provision of this Certificate of Incorporation shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of the shares in the capital of the Corporation represented thereby. The Board of Directors may from time to time take such actions and do such things as it may, in its sole and absolute discretion, think fit in relation to the operation of any such arrangements.

5.             Rights, Privileges, and Preferences. The capital stock of the Corporation shall have the rights, privileges, and preferences as set forth in this Fifteenth Amended and Restated Certificate of Incorporation.

Article V

STOCKHOLDER ACTION

1.             Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2.             Special Meetings. Except as otherwise required by statute, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office.

3.             Annual Meetings. The annual meeting of the stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board of Directors in its sole and absolute discretion.

Article VI

DIRECTORS

1.             General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2.             Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3.             Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors shall be classified, with respect to the term for which they severally hold office, into three classes. The current Class I directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2022, the current Class II directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2023, and the current Class III directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2021. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

4.             Vacancies. Any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the Board of Directors shall, subject to Section 3 of this Article VI, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5.             Removal. Any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote at an election of Directors or (ii) with cause, by the affirmative vote or consent of at least two-thirds of the other members of the Board of Directors. At least twenty-eight (28) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office with cause, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

Article VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

Article VIII

INDEMNIFICATION

The Corporation shall indemnify each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of this corporation or another enterprise at the request of the predecessor corporation to the fullest extent permitted by Section 145 of the DGCL, as amended. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and such indemnification shall continue as to a person who has ceased to be such a person and shall inure to the benefit of the heirs, executors and administrators of such a person.

Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Article IX

EXCLUSIVE JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-laws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Article X

AMENDMENT OF BY-LAWS

1.             Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2.            Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Article XI

AMENDMENT OF FIFTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Fifteenth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Fifteenth Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Fifteenth Amended and Restated Certificate of Incorporation, and in addition to any other vote of holders of capital stock that is required by this Fifteenth Amended and Restated Certificate of Incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of:

(a)           Section 2 (Voting Rights) of Article IV (Capital Stock);

(b)           Article V (Stockholder Action);

(c)           Article VI (Directors);

(d)           Article VII (Limitation of Liability);

(e)           Article VIII (Indemnification);

(f)            Article IX (Exclusive Jurisdiction);

(g)           Article X (Amendment of By-Laws);

(h)           Article XI (Amendment of Fifteenth Amended and Restated Certificate of Incorporation); or

(i)            Article XII (Disclosure of Voting Rights and Interests and Mandatory Offers).

Article XII

DISCLOSURE OF VOTING RIGHTS AND INTERESTS AND MANDATORY OFFERS

A.            Definitions

In this Article XII, the following words and expressions have the meanings set forth below:

(a)           Persons “acting in concert” comprise individuals, corporations, firms, partnerships (general or limited), associations, limited liability companies, joint ventures, trusts, estates or other legal entities or organizations (each, a “Person” and, collectively, (“Persons”), who, pursuant to an agreement, arrangement or understanding (whether formal or informal), co-operate to obtain or consolidate Control of the Corporation or to frustrate the successful outcome of an offer for the Corporation. A Person and each of its affiliated Persons will be deemed to be acting in concert all with each other;

(b)           “affiliated persons” means any undertaking in respect of which any Person: (a) has a majority of the stockholders’ or members’ voting rights; (b) is a stockholder or member and at the same time has the right to appoint or remove a majority of the members of its board of directors; (c) is a stockholder or member and alone controls a majority of the stockholders’ or members’ voting rights pursuant to an agreement entered into with other stockholders or members; or (d) has the power to exercise, or actually exercises, dominant influence or Control. For these purposes, a person’s rights as regards voting, appointment or removal shall include the rights of any other affiliated person and those of any Person or entity acting in his own name but on behalf of that Person or of any other affiliated person;

(c)           “beneficial ownership” means, with respect to a security (i) sole or shared voting power (whether conditional or absolute and including the power to vote, or to direct the voting of, such security or a general control of such security); and/or (ii) investment power (which includes the power to dispose, or to direct the disposition of, such security), whether direct or indirect and whether through any contract, arrangement, understanding, relationship or otherwise; and/or (iii) by virtue of any agreement to purchase, option or derivative (a) the right or option to acquire them or call for their delivery; or (b) an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; and/or (iv) is party to any derivative: (a) whose value is determined by reference to their price; and (b) which results, or may result, in a long position in them;

(d)           “Control” means beneficial ownership of shares of capital stock of the Corporation representing in aggregate thirty percent (30%) or more of the Voting Rights (as defined below) of the Corporation, whether or not such ownership holdings give de facto control;

(e)           “Disclosure and Transparency Rules” means the Disclosure and Transparency Rules published by the FCA (as defined below) as amended from time to time;

(f)            “Disclosure Notice” means a notice issued by the Corporation pursuant to Section D of this Article XII requiring the disclosure of beneficial ownership of shares of capital stock of the Corporation;

(g)           “FCA” means the Financial Conduct Authority of the United Kingdom, or such other entities which take over the functions of the FCA for the oversight of the Disclosure and Transparency Rules;

(h)           “interest” in a Person means beneficial ownership of any securities of such person;

(i)            “Offer” means a written offer made in accordance with Article E.1 of this Article XII and may, subject to this Article, include an offer to consummate a takeover, merger or consolidation transaction, however effected, including a reverse takeover, partial offer, tender offer, court scheme (including a plan of reorganization under insolvency or bankruptcy laws), or offer by a parent company for shares in its subsidiary;

(j)            “Offer Period” means the period from the time when an announcement is made of a proposed or possible Offer (with or without terms) until the first closing date or, if later, the date when the Offer becomes or is declared unconditional as to acceptances or lapses. An announcement that 30% or more of the Voting Rights of the Corporation is for sale or that the Board of Directors is seeking potential offers to acquire Control of the Corporation will be treated as the announcement of a possible Offer for purposes of determining the applicable Offer Period;

(k)           “Operator” means any Person who is a stockholder of record of the Corporation by virtue of his, her or its holding stock of the Corporation as trustee or nominee on behalf of those Persons who beneficially own capital stock of the Corporation and have elected to hold such capital stock in dematerialized form through a depository interest;

(l)            “Restrictions” means one or more of the restrictions referred to in Section D.4(a) of this Article XII determined by the Board of Directors;

(m)         “Specified Shares” means the shares specified in a Disclosure Notice; and

(n)           “Voting Rights” means all the voting power attributable to the issued and outstanding capital stock of the Corporation that is currently exercisable at a meeting of stockholders.

B.            Effect of this Article

This Article XII shall be in effect as a condition to ownership of shares of capital stock of the Corporation; provided, however, that this Article XII shall cease to apply with immediate effect from the date that:

(a)           The Corporation has a class of shares registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Sections 12 of 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that Section C of this Article XII, together with the definitions of “Disclosure and Transparency Rules” and “Voting Rights” in Section A of this Article XII, shall remain in effect in their entirety notwithstanding that the Corporation has a class of shares registered with the SEC pursuant to Section 12 of the Exchange Act; or

(b)           the Corporation no longer has any shares of its capital stock listed or admitted to trading on the Official List of the United Kingdom Listing Authority or on AIM, or any successor to either of them.

C.            Disclosure of Voting Rights

1.             Notification. Without prejudice to and in addition to any obligation to disclose under the Disclosure and Transparency Rules, a Person must notify the Corporation of the percentage of his, her or its Voting Rights if the percentage of Voting Rights which he, she or it holds, directly or indirectly, as a stockholder of the Corporation or through his, her or its direct or indirect holding of financial instruments as set out in the Disclosure and Transparency Rules (or a combination of such holdings):

(a)           reaches, exceeds or falls below three percent (3%), four percent (4%), five percent (5%), six percent (6%), seven percent (7%), eight percent (8%), nine percent (9%), ten percent (10%) and each one percent (1%) threshold thereafter up to one hundred percent (100%); or

(b)           reaches, exceeds or falls below an applicable threshold in Section C.1(a) of this Article XII as a result of events changing the breakdown of Voting Rights and on the basis of information disclosed by the Corporation in accordance with the requirements of the Disclosure and Transparency Rules (or in accordance with requirements which are treated as equivalent to those set out in the Disclosure and Transparency Rules).

2.             Timing of Notification. Without prejudice to and in addition to any obligation to disclose under the Disclosure and Transparency Rules, the notification to the Corporation shall be effected as soon as possible, but in any event no later than two (2) trading days after the date on which the relevant Person:

(a)           learns of the acquisition or disposal or of the possibility of exercising Voting Rights, or on which, having regard to the circumstances, should have learned of it, regardless of the date on which the acquisition, disposal or possibility of exercising Voting Rights takes effect; or

(b)           is informed about the event mentioned in Section C.1(b) of this Article XII.

3.             Form of Notification. A notification must be made using the form TR1 available in electronic format at the FCA’s website at www.fca.org.uk.

D.            Disclosure of Interests

1.             Generally. For the purposes of this Section D of Article XII:

(a)           a Person who is interested in a right to subscribe for, or convert into, shares of the Corporation shall be deemed to be interested in shares and references to interests in shares shall include any interest whatsoever in such shares including, without limitation:

(i)            a right to control, directly or indirectly, the exercise of any right conferred by the holding of shares alone or in conjunction with any Person and the interest of any Person shall be deemed to include the interest of any other Person deemed to be so acting in concert;

(ii)           the interest of a beneficiary of a trust of property where such interest in shares is comprised in the property; and

(iii)          Persons having a joint interest are taken each of them to have that interest.

(b)           a Person is taken to have an interest in shares of the Corporation if:

(i)            he, she or it enters into a contract for their purchase by him, her or it (whether for cash or other consideration);

(ii)           not being the registered holder, he, she or it is entitled to exercise any right conferred by the holding of the shares or is entitled to control the exercise of any such right;

(iii)          if otherwise than by virtue of having an interest under a trust, he, she or it has a right to call for delivery of the shares to himself, herself or itself or to his, her or its order, whether the right or obligation is conditional or absolute; or

(iv)          if otherwise than by virtue of having an interest under a trust, he, she or it has a right to acquire an interest in shares or is under an obligation to take an interest in shares, whether the right or obligation is conditional or absolute.

(c)           a Person shall be treated as appearing to be interested in shares of the Corporation if:

(i)            the Person has been named in a Disclosure Notice as being interested;

(ii)           in response to a Disclosure Notice, the Person holding the Specified Shares or another Person appearing to be interested in them has failed to establish the identities of those who are interested and (taking into account the response and other relevant information) the Corporation has reasonable cause to believe that the Person in question is or may be interested in such shares; or

(iii)          the Person holding the Specified Shares is an Operator and the Person in question has notified the Operator that he, she or it is so interested.

2.             Disclosure Notices

(a)           The Board of Directors may serve a Disclosure Notice in writing on any Person whom the Board of Directors knows or has reasonable cause to believe to be interested in shares of the Corporation, requiring such Person to indicate whether or not it is the case and, where such Person holds any interest in any such shares, to give such further information as may be required by the Board of Directors.

(b)           Any Disclosure Notice may require the Person to whom it is addressed to give particulars of his, her or its own present interest in shares of the Corporation.

(c)           A notice under this Section D.2 of Article XII shall require any information given in response to the Disclosure Notice to be given in writing within such reasonable time as may be specified in the Disclosure Notice (subject to Section D.5 and Section D.7 of this Article XII).

(d)           A notice which has taken effect under this Section D.2 of Article XII shall remain in effect in accordance with its terms following a transfer of the shares of the Corporation to which it relates unless and until the Board of Directors determines otherwise and notifies the stockholder accordingly.

3.             Failure to Timely Respond. Notwithstanding anything in this Section D of Article XII to the contrary, if:

(a)           a Disclosure Notice has been served on a Person appearing to be interested in Specified Shares; and

(b)           the Corporation has not received the information required in respect of the Specified Shares within a period of fourteen (14) days (subject to Section D.5 and Section D.7 of this Article XII) after the service of the Disclosure Notice, then the Board of Directors may determine that the stockholder holding or who is interested in Specified Shares is subject to the Restrictions in respect of such shares. The Corporation shall, as soon as practicable after the determination, give notice to the relevant Person stating that (until such time as the Board of Directors determines otherwise under Section D.7 of this Article XII) the Specified Shares shall be subject to the Restrictions stated in the notice.

4.             Restrictions

(a)           Subject to Section D.4(b), Section D.5 and Section D.7 of this Article XII, the Restrictions which the Board of Directors determines applicable to Specified Shares shall be one or more (as determined by the Board of Directors) of the following:

(i)            the Person holding the Specified Shares shall not be entitled, in respect of the Specified Shares, to be present or to vote (either personally, or by proxy or otherwise) at an annual or special meeting or at a separate meeting of the holders of a class or series of shares of the Corporation, or to exercise any other right in relation to an annual or special meeting or a separate class meeting;

(ii)           no transfer of the Specified Shares shall be effective or shall be recognized by the Corporation; and

(iii)         no dividend or other sums which would otherwise be payable on or in respect of the Specified Shares shall be paid to the Person holding the Specified Shares and, in circumstances where an offer of the right to elect to receive shares instead of cash in respect of a dividend is or has been made, an election made in respect of the Specified Shares shall not be effective.

(b)           The Board of Directors may determine that one or more Restrictions imposed on Specified Shares shall cease to apply at any time, provided, however, that the Board of Directors has given notice to the holder of the Specified Shares within seven (7) days of the cessation of such restrictions and has identified the date upon which the restrictions ceased to apply. If the Corporation receives the information required in the relevant Disclosure Notice, the Board of Directors shall, within seven (7) days of receipt, determine that all Restrictions imposed on the Specified Shares shall cease to apply and shall give notice to the holder of the Specified Shares within seven (7) days of the cessation of all such restrictions and shall identify the date upon which the restrictions ceased to apply. In addition, the Board of Directors shall determine that all Restrictions imposed on the Specified Shares shall cease to apply if the Corporation receives an executed and, if necessary, duly stamped instrument of transfer in respect of the Specified Shares, which would otherwise be given effect to:

(i)            if the transfer is made pursuant to a sale of the Specified Shares on AIM;

(ii)           if the transfer is by way of an acceptance of an offer to acquire all the shares in the Corporation or all the shares in the Corporation of any class or series or classes or series (other than shares which at the date of the Offer are already held by the Offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where such shares include shares of different classes, in relation to all the shares of each class; or

(iii)          if the transfer is made pursuant to a sale which is shown to the satisfaction of the Board of Directors to be a bona fide sale of the whole of the beneficial interest in the Specified Shares to a Person who is unconnected with the transferor or with any other Person appearing to be interested in the shares.

(c)           Where dividends or other sums payable on Specified Shares are not paid as a result of Restrictions having been imposed, the dividends or other sums shall accrue and be payable (without interest) on the relevant Restrictions ceasing to apply.

(d)           If the Board of Directors makes a determination under Section D.4(b) of this Article XII, it shall notify the purported transferee as soon as practicable and any Person may make representations in writing to the Board of Directors concerning the determination. Neither the Corporation nor the Board of Directors shall in any event be liable to any Person as a result of the Board of Directors having imposed Restrictions, or failed to determine that Restrictions shall cease to apply, if the Board of Directors has acted in good faith.

5.             Exceptions. Where the Specified Shares represent less than one-quarter of one percent (0.25%) of the issued and outstanding shares of the Corporation or shares of the same class as the Specified Shares in issue at the date of issue of the relevant Disclosure Notice, then:

(a)           the period of fourteen (14) days referred to in Section D.3(b) of this Article XII is to be treated as a reference to a period of twenty-eight (28) days; and

(b)           any determination made by the Board of Directors under Section D.4(b) of this Article XII may only impose the Restrictions referred to in Section D.4(a)(i) of this Article XII.

6.             Shares Issued in Respect of Specified Shares. Shares issued in respect of Specified Shares that are at the relevant time subject to particular Restrictions shall, on issue, become subject to the same Restrictions as the relevant Specified Shares. For this purpose, shares which the Corporation procures to be offered to stockholders pro rata (or pro rata ignoring fractional entitlements and shares not offered to certain stockholders by reason of legal restrictions associated with offering shares outside the United Kingdom) shall be treated as shares issued in respect of Specified Shares.

7.             Suspension of Restrictions. The Board of Directors may, in its sole and absolute discretion, suspend, in whole or in part, the imposition of a Restriction, either permanently or for a given period, and may pay a dividend or other sums payable in respect of the Specified Shares to a trustee (subject to the Restriction referred to in Section D.4(a)(iii) of this Article XII). Notice of suspension, specifying the Restrictions suspended and the period of suspension, shall be given by the Corporation to the relevant stockholder as soon as practicable.

8.             Obligations of Operators. Where a Disclosure Notice is served on an Operator, the obligations of the Operator shall be limited to disclosing information recorded by it relating to a Person appearing to be interested in the shares held by it.

E.            Offer Requirements.

1.             Offer. Subject to the DGCL, the Exchange Act (if the Corporation has a class of equity securities registered under the Exchange Act) and any applicable SEC regulations, for so long as the Corporation has any shares admitted to trading on AIM (or any successor body or organization) when:

(a)           any Person acquires, whether by a series of transactions over a period of time or not, beneficial ownership of securities that (taken together with securities owned, held or acquired by Persons acting in concert with such Person) represents at the time of, and including such acquisition, thirty percent (30%) or more of the Voting Rights; or

(b)           any Person who, together with Persons acting in concert with such Person, holds beneficial ownership of securities representing not less than thirty percent (30%) but not more than fifty percent (50%) of the Voting Rights and such Person, or any Person acting in concert with such Person, acquires additional securities that will increase his, her or its percentage of the Voting Rights, then such Person and any Person acting in concert with such Person (each such Person referred to as an “Offeror”) shall extend an offer, in accordance with this Section E of Article XII (an “Offer”), to the holders of all issued and outstanding capital stock of the Corporation; provided, however, that the obligation to make an Offer pursuant to this Section E of Article XII shall not apply to (i) any underwriter or (ii) any Person(s) in relation to whom the obligation to make an Offer pursuant to this Section E of Article XII would not have arisen but for the exercise by any such Person of an entitlement to acquire shares of capital stock of the Corporation pursuant to an option or warrant granted to such Person by the Corporation prior to the date of Admission or pursuant to an option or warrant granted to such Person by the Corporation after the date of Admission pursuant to a pre-existing contractual commitment of the Corporation to issue such warrant or option or (iii) in the case of a natural stockholder, if such stockholder dies, the survivors or survivor (where he was a joint holder), his personal representative and any person registered as holder of stock pursuant to its transmission to that person by operation of the law. Such Offer must be conditional only upon the Offeror having received acceptances in respect of shares of capital stock of the Corporation that, together with all of the shares of capital stock of the Corporation beneficially owned by such Offeror or any Person acting in concert with it, will result in the Offeror and any Person acting in concert with it beneficially owning shares of capital stock of the Corporation representing more than fifty percent (50%) of the Voting Rights; provided, however, that an offer must be unconditional if the Offeror (and any person acting in concert with it) holds securities carrying more than fifty percent (50%) of the Voting Rights before the Offer is made. No acquisition of securities which would give rise to the obligation to make an Offer under this Section E of Article XII may be made if the making or implementation of such Offer would or might be dependent on the passing of a resolution at any meeting of the stockholders or beneficial owners of the Offeror or upon any other condition, consent or arrangement.

The grant of an option to acquire existing issued shares of capital stock of the Corporation will be deemed to constitute the acquisition by the grantee of the option of securities giving rise to the obligation to make an Offer under this Section E of Article XII where the relationship and arrangements between the parties concerned is such that effective Control of the shares of capital stock of the Corporation has passed to the grantee of the option.

2.             Form of Offer. An Offer must be made in writing and publicly disclosed, must be open for acceptance for a period of not less than 30 days and, if the Offer is made conditional as to acceptances and becomes or is declared unconditional as to acceptances, must remain open for not less than 14 days after the date on which it would otherwise have expired. An Offer must, in respect of each class or series of capital stock of the Corporation, be in cash or be accompanied by a cash alternative at a value not less than the highest price (as computed in accordance with Section E.3 of this Article XII) paid by the Offeror for shares of that class or series during the Offer Period and within 12 months prior to its commencement (the “Highest Price”). The Highest Price shall be determined, by the Board of Directors or any advisor retained by the Board of Directors for such purpose; provided, however, that the Board of Directors or any advisor retained by the Board of Directors shall adhere to the guidelines set forth in Section E.3 of this Article XII.

3.             Calculation of Highest Price

(a)           Non-Cash Consideration. When capital stock of the Corporation has been acquired for consideration other than cash in a transaction giving rise to an obligation to make an Offer under this Section E of Article XII, the Offer must nevertheless be in cash or be accompanied by a cash alternative of at least equal value, which value must be determined by an independent valuation.

(b)           Stamp Duty and Broker’s Commission. In calculating the Highest Price, stamp duty and broker’s commission, if any, shall be excluded.

(c)           Listed Securities. If capital stock of the Corporation has been acquired in exchange for listed securities in a transaction giving rise to an obligation to make an Offer under this Section E of Article XII, the Highest Price will be established by reference to the middle market price of such listed securities on the applicable market on the date of such acquisition.

(d)           Conversion, Warrants, Options or Other Subscription Rights. If capital stock of the Corporation is admitted to trading on AIM and has been acquired by the conversion or exercise (as applicable) of convertible securities, warrants, options or other subscription rights, the Highest Price shall be established by reference to the middle market price of such capital stock on the London Stock Exchange at the close of business on the day on which the relevant exercise or conversion notice was submitted provided that if the convertible securities, warrants, options or subscription rights were acquired during the Offer Period or within 12 months prior to its commencement, they will be treated as if they were purchases of the underlying capital stock of the Corporation at a price equal to the sum of the purchase price of such convertible securities, warrants, options or other subscription rights plus the relevant conversion or exercise price paid (or if such convertible securities, warrants, options or other subscription rights have not yet been converted or exercised, the maximum conversion or exercise price payable under the relevant conversion or exercise terms).

4.             Sales by Directors. In the event that any director of the Corporation (or any of his or her affiliates) sells shares of the Corporation to a purchaser as a result of which the purchaser is required to make an Offer under this Section E of Article XII, such director must ensure that as a condition of the sale the purchaser undertakes to fulfill its obligations under this Section E of Article XII. In addition, such director shall not resign from the Board of Directors until the first closing date of the Offer or the date when the Offer becomes or is declared wholly unconditional, whichever is later.

5.             Public Disclosure. No Offeror or nominee of an Offeror may be appointed to the Board of Directors, nor may an Offeror exercise the Voting Rights represented by the securities of the Corporation held by such Offeror, until public disclosure of the Offer has been made.

6.             Stockholder Waiver of Offer Obligation. The obligation to make an offer under this Section E of Article XII may be waived in the circumstances and with the relevant consent described below;

(a)           the obligation may be waived in any circumstance with the consent of the holders of more than fifty percent (50%) of the Voting Rights (excluding for this purpose the Voting Rights of the Offeror and any Persons who are affiliated or acting in concert with the Offeror);

(b)           if an allotment of shares of capital stock of the Corporation or any other shares or securities convertible into shares of capital stock of the Corporation or any warrants or options to purchase shares or securities convertible into shares of capital stock of the Corporation (collectively, “New Securities”) by the Corporation as consideration for an acquisition or a cash subscription would otherwise result in an obligation to make an Offer under this Section E of Article XII, the obligation may be waived with the consent of the holders of a majority of the Voting Rights of those Persons who are neither the proposed allottee(s) of the New Securities nor affiliated or acting in concert with the proposed allottee(s) of such New Securities; or

(c)           if an underwriter incurs an obligation under this Section E of Article XII unexpectedly (e.g., as a result of an inability to complete a distribution of securities of the Corporation), the obligation may be waived with the consent of the holders of a majority of the Voting Rights of those Persons who are neither the underwriter(s) nor affiliated or acting in concert with such underwriter(s).

7.             Consequences of Noncompliance. If an Offeror shall fail to comply with this Section E of Article XII or shall fail to comply with such Offeror’s obligations under the Offer, and shall persist in such failure after written notice from the Corporation to such Person(s), the Board of Directors may:

(a)           require such Person(s) to provide such information as the Board of Directors considers appropriate;

(b)           make an award for costs against the Offeror;

(c)           determine that some or all of such securities acquired in breach of this Section E of Article XII be sold;

(d)           direct that the Offeror shall not be entitled to exercise any Voting Rights; and/or

(e)           direct that no dividends shall be paid in respect of all or any of the capital stock of the Corporation held by the Offeror.

The restrictions in subparagraphs (d) and (e) of this Section E.7 of Article XII may be waived at the discretion of the Board of Directors, and shall be waived when (i) the shares subject to such restrictions are proved to the reasonable satisfaction of the Board of Directors to have been sold to a new beneficial owner that is not affiliated or acting in concert with the Offeror, (ii) such shares have been sold pursuant to an Offer made to all holders of shares of the Corporation on terms which do not differentiate between such holders; or (iii) the provisions of this Section E of Article XII relating to the Offer or, as the case may be, the Offeror’s obligations under the Offer, have been complied with in full.

8.             Severability. If any term or provision in this Article XII shall be in violation of any applicable law or public policy, then this Article XII shall be deemed to include such provision only to the fullest extent that it is legal, valid and enforceable, and the remainder of the terms and provisions herein shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision were not contained herein; if this Article XII shall be incorporation of any applicable law or public policy in its entirety, then/this Certificate of Incorporation shall be deemed not to include the provisions of this Article XII.

9.             Interpretation. To the fullest extent permitted by law, the Board of Directors shall have the exclusive power and authority to administer and interpret the provisions of this Article XII and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation or as may be necessary or advisable in the administration of this Article XII, and all such actions, calculations, determinations and interpretations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation and the beneficial and record owners of the capital stock of the Corporation and shall not subject the Board of Directors to any liability.

IN WITNESS WHEREOF, this Fifteenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 23rd day of July, 2021.

Maxcyte, Inc.

By:	/s/ Douglas A. Doerfler
Name:	Douglas A. Doerfler
Title:	President & CEO